[Form of transmittal letter directed to specific recipient.]

November 18, 1999

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Dear ____________,

We look forward to meeting with you and discussing CACI's future. On the topic of CACI's future you may be aware of Parsow's recent filing1. We are particularly pleased at this time to have the opportunity to address his allegations with you. We believe he may have been spreading this sort of misinformation and animus for some time to a number of our shareholders.

Since we share with you the same high standard for fiduciary duty to our constituent shareholders, we thought you would be interested in our initial responses to his complaint and allegations. Our statements present a quite different perspective.

We look forward to filing our formal answer with the Federal District Court of Delaware. We will provide you with a copy for your review.

In the meantime, we believe there are three important points you should consider as you make your evaluations and findings of fact and merit:

1.	Parsow attempted to Greenmail CACI's board on three separate occasions. We have two signed letters of demand in our corporate records. The third attempt is recorded in our board minutes. His Greenmail attempts were not tied to any other CACI stock repurchase event or plan. His Greenmail demands were flatly refused.
2.	Parsow has attempted to demean, belittle and otherwise discredit the actions and processes of CACI's board and management because they have resisted his self-serving demands and personal interests. Based on his actions, we believe that Parsow does not represent the public shareholders' interests. It is a fact that Parsow sold approximately 600,000 CACI shares at prices between $16 - 22 per share while, as he states in his complaint, promoting CACI's "Y2K" business prospects to the market and serving as a board member in 1996-97. During his board tenure (1993-1997) he sold over 850,000 shares at a nice profit.
3.	Parsow has alleged that CACI improperly handled offers or overtures of acquisition. I categorically and emphatically deny this allegation. As a former board member, Parsow knows that the CACI board follows "best practices" in its governance matters. For example, each year the board signs a Code of Ethics document and receives a briefing by expert legal counsel concerning its fiduciary duties. Moreover, Parsow knows that CACI's board engages expert investment banking professionals (currently CIBC Oppenheimer) and expert corporate legal counsel to assist in evaluating an offer should one be received. As for the list of companies from whom Parsow alleges we have received premium offers, I can only say that such allegation is completely false. Except for the Anteon offer you have heard of, we have not received offers, much less premium offers, from any of the other companies named by Parsow.

Our enclosed brief sheet outlines CACI's position in rejecting Parsow's complaint. We believe you will find the record and the message clear.

Again, thank you for your courtesy and patience. We believe CACI is a fine company served by fine people of integrity -- and a company with a bright future. We respect your investment and your interest in CACI.

We look forward to seeing you this week.

Sincerely,

         /s/

J. P. London
Chairman of the Board
President and Chief Executive Officer

JPL/lb

cc:	_________________
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1 CACI's proxy will be amended to reflect parsow's 13D stated holdings.